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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT

         This Employment Agreement entered into this 1st day of September, 2000, by and between American Healthways, Inc., a Delaware corporation with its principal place of business at 3841 Green Hills Village Drive, Nashville, Tennessee 37215 ("Company"), and Mary D. Hunter (" Officer").

                              W I T N E S S E T H:

         1. Employment. In consideration of the mutual promises and agreements contained herein and, as additional compensation for entering into this Employment Agreement, the grant by the Company, simultaneously with this Employment Agreement, to the Officer of an option to purchase 20,000 shares of American Healthways, Inc.'s common stock, the Company employs Officer and Officer hereby accepts employment under the terms and conditions hereinafter set forth.

         2. Duties. Officer is engaged as Senior Vice President and Chief Operating Officer, Hospital Group. Her powers and duties in that capacity shall be those normally associated with the position. During the terms of this Agreement, Officer shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which she may be elected or appointed by the Board of Directors or by the Chief Executive Officer of the Company. A significant change in the title or duties of Officer or a change in the location in which such duties are to be performed to a location outside of the Metropolitan Nashville Statistical Area without the written consent of Officer shall be considered, at Officer's option, termination without just cause and in such event Officer shall receive the payments and benefits set forth in Section 8 hereof, with the date of termination for purposes of Section 8 hereof being the date Officer delivers written notice of her exercise of this option. Officer may exercise this option by delivering written notice to the Company at any time within a 30-day period following receipt of notice of such change.

         3. Term. Subject to the terms and conditions set forth herein, Officer shall be employed hereunder for a term beginning on September 1, 2000, and terminating on August 31, 2003 (the "Expiration Date") unless sooner terminated or further extended as hereinafter set forth. The Expiration Date shall be automatically extended for one additional year beginning on August 31, 2001 and on each August 31 thereafter (so that on each August 31 anniversary date the term of this Agreement shall be extended automatically to be three years and no more), unless the Company notifies Officer in writing (the "Termination Notice") on or before sixty (60) days prior to August 31 of the then current contract year that this automatic extension provision is canceled and is of no further force and effect. Notwithstanding the automatic extension of the Expiration Date or any other provisions herein, this Agreement shall expire on the date that Officer becomes 65 years of age.



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         4. Compensation. For all duties rendered by Officer, the Company shall pay Officer a minimum salary of $187,000 per year ("Minimum Salary"), payable in equal monthly installments at the end of each month. In addition thereto, commencing September 1, 2001, the Minimum Salary shall be increased and adjusted upward, based upon any increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. All City Average Report, of the U.S. Bureau of Labor Statistics (the "Consumer Price Index") or such index fulfilling the same or similar purpose in the event the Consumer Price Index is no longer maintained. For purposes of determining the increase in the Minimum Salary, the base month used in the Consumer Price Index shall be August, 2000. Such increase shall not be made retroactive for the first year, but commencing September 1, 2001, such increase shall be made, no more frequently than annually, based upon any such increase in the Consumer Price Index. In determining the amount of the annual increase based on any increase in the Consumer Price Index, the percentage of increase in the Consumer Price Index shall be multiplied times the Minimum Salary plus all other salary increases previously granted by the Board of Directors to officer and plus all previous adjustments based upon increases in the Consumer Price Index ("Base Salary"). In addition thereto, each year beginning September 1, 2001, Officer's compensation will be reviewed by the Chief Executive Officer of the Company and, after taking into consideration performance, the Chief Executive Officer of the Company may increase Officer's Base Salary. Officer shall participate in the Company's performance bonus plan and any bonuses paid under such plan shall be in addition to the Base Salary provided for in this Agreement but shall not be included as part of Base Salary for the purpose of determining the increase or adjustment based upon the Consumer Price Index. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

         5. Extent of Service. Officer shall devote substantially all of her working time, attention and energies to the business of the Company and shall not during the term of this Agreement take directly or indirectly an active role in any other business activity without the prior written consent of the Chief Executive Officer of the Company; but this Section shall not prevent Officer from making real estate or other investments of a passive nature or from participating without compensation in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect her ability to perform her duties under this Agreement. Officer shall not serve on the board of directors of an entity outside the Company and its affiliates without prior approval of the Chief Executive Officer of the Company.

         6. Disability. During any period in which Officer fails to perform her duties hereunder as a result of incapacity due to physical or mental illness, Officer shall continue to receive her Base Salary until her employment is terminated hereunder. In the case of incapacity due to physical or mental illness resulting in Officer being absent from her duties hereunder on a full time basis for more than ninety (90) consecutive days or for more than one hundred and twenty (120) days in any consecutive six (6) month period or in the case of a determination by the Board of Directors that Officer is permanently and totally disabled from performing her duties hereunder, the Company may terminate Officer's employment hereunder by the delivery of written notice of termination. In the event the Company so terminates Officer under this




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Section, such termination shall be considered termination without just cause and the Company shall pay Officer such amounts and provide such benefits as are required by Section 8 hereof, reduced by the benefits payable to Officer under the Company's disability insurance policies.

         For purposes of this Section, the determination of whether Officer is incapacitated due to physician or mental illness and, therefore, disabled shall be made by the Chief Executive Officer of the Company upon advice of a licensed physician.

         In the event of Officer's incapacity due to physical or mental illness. Officer shall be entitled to participate in the Company's health insurance and life insurance programs so long as is permitted under the provisions of these coverages. If Officer is no longer eligible for coverage in the Company's health insurance plan, the Company shall pay the difference between the cost of COBRA medical insurance coverage (available after active eligibility has ended) and Officer's contribution to the plan immediately preceding the disability but in no event shall the Company pay this difference for any period beyond the unexpired term of this Agreement or beyond the period of Officer's eligibility to participate in COBRA health insurance benefits. Following Officer's termination for disability, Officer's benefits for past participation in the Company's bonus, capital accumulation and stock option plans shall be determined in accordance with the provisions of those plans and Officer shall not be eligible for further participation in these plans beyond the date of termination.

         7. Termination for Just Cause. For purposes of this Agreement, the Company shall have the right to terminate Officer for "just cause" if, in the good faith opinion of the Chief Executive Officer of the Company, Officer is guilty of (i) intoxication while on duty, (ii) theft or dishonesty in the conduct of the Company's business, (iii) conviction of a crime involving moral turpitude, or (iv) willful and continued neglect or gross negligence by Officer in the performance of her duties as an officer. For purposes of this Section 7, "willful" shall be determined by the Chief Executive Officer of the Company. In making such determination, the Chief Executive Officer of the Company shall not act unreasonably or arbitrarily.

         8. Termination Without Just Cause. Officer's employment under this Agreement may be terminated (i) by the Company at any time "without just cause" by providing Officer with written notice, (ii) by Officer at any time within twelve (12) months following the occurrence of a Change in Control (as defined in Section 19 herein) for Good Reason (as defined in Section 19) and (iii) by Officer for Any Reason (as defined in Section 19 herein). Officer's termination date shall be deemed the date Officer receives her written notice of termination from the Company or the date the Company receives notice from the Officer of her termination in accordance with Section 8 (ii) or 8 (iii) herein. In the event of such termination:

                (a) If Officer has been terminated by the Company pursuant to 8(i) above prior to a Change of Control and subject to compliance by Officer with the provisions of Section 11 herein, the Company shall pay Officer from the termination date, for a total of two (2) years or the remaining term of this Agreement, whichever is greater, monthly during her lifetime, an amount equal to her monthly base salary on the termination date. If Officer has been terminated by the Company pursuant to 8(i) above after a Change of




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                        Control has occurred or the Officer terminates her
                        employment pursuant to 8(ii) above, the Company shall pay to Officer in one lump sum, within 30 days of the Officer's termination date, an amount equal to 24 months of Officer's base salary or base salary for the remaining months left in the term of this contract, whichever is greater, calculated using the Officer's monthly base salary on the termination date. If employment is terminated pursuant to 8 (iii) above, the Company shall pay to officer in one lump sum within 30 days of the Officer's termination date, an amount equal to the greater of 12 months salary or an amount equal to the salary for one half of the remaining months under the unexpired term of this Agreement all calculated using the Officer's monthly base salary on the termination date.

                (b) Officer shall cease as of the termination date her further participation in the Company's stock option plans, capital accumulation plans, bonus plans, monthly automobile allowance and any other benefit or compensation plan in which Officer participated or was eligible to participate except as set forth in Section 8(c) below. The Officer's termination date shall be utilized for any vesting provisions of the plans listed above in this subparagraph (b).

                (c) Following termination by the Company without just cause, Officer shall be eligible to obtain COBRA health insurance coverage under the Company's health insurance plan for a period of time generally available to other participants eligible for such coverage. If the Officer elects this COBRA health insurance coverage, Officer's contribution to such coverage will continue at rates contributed by the Company's other officers as may be in effect from time to time while the Officer's COBRA health insurance coverage is in place. While life and disability insurance coverage cannot be provided following the Officer's termination under the terms of these group insurance plans, the Company will pay to officer the equivalent amount of the Company's contribution to the premiums for these coverages for the remaining payment term of this contract in an amount equal to the amount contributed by the Company for these coverages for other officers of the Company in effect while Officer's coverage following termination is in place. If Officer maintains COBRA health coverage with the company upon new employment following termination from the Company, the full cost of the COBRA health insurance coverage shall be the responsibility of the Officer. In addition, upon new employment following termination from the Company, the Company's reimbursement of life and disability insurance premium contributions will also terminate.

                (d) No payments of Base Salary or of any other type or character shall be made to Officer after Officer becomes sixty five (65) years of age.



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                (e)     The Company shall be entitled to offset and reduce any
                        payments due to Officer hereunder if the Company has terminated the Officer's employment pursuant to 8(i) above prior to a Change of Control by the amount earned by Officer in any active employment that she may receive during the remaining unexpired payment term of this Agreement from any other source whatsoever, except said funds shall not include income from dividends, investments or passive income. As a condition for Officer receiving payments from the Company pursuant to termination pursuant to 8(i) above prior to a Change of Control, she agrees to furnish Company annually with full information regarding such other employment, to permit inspection of her records regarding any such employment and to provide a copy of her federal income tax returns for such periods on a timely basis.

                (f) The Company shall be entitled to offset and reduce any payments due to Officer hereunder by the amounts of unemployment insurance, social security insurance or like benefits received by Officer if employment has been terminated pursuant to 8 (i) above prior to a Change of Control.

                (g) All payments hereunder will cease upon the death of Officer.

         9. Termination by Officer. Officer may terminate her employment hereunder at any time upon sixty (60) days written notice. Upon such termination by Officer, other than termination in accordance with Section 8(ii) or 8(iii) herein, the Company shall pay the Officer her Base Salary due through the date on which her employment is terminated at the rate in effect at the time of notice of termination. The Company shall than have no further obligation to Officer under this Agreement.

         10. Termination Upon Death. If Officer dies during the term of this Agreement, the Company shall pay her Base Salary due through the date of her death at the rate in effect at the time of her death. The company shall then have no further obligations to Officer or any representative of her estate or her heirs except that Officer's estate or beneficiaries as the case may be shall be paid such amounts as may be payable under the Company's life insurance policies and other plans as they relate to benefits following death then in effect for the benefit of Officer.

         11. Restrictive Covenants.

                (a) Confidential Information. In the course of Officer's employment, Officer will have access to trade secrets and confidential information of the Company and its clients. Accordingly, Officer agrees not to disclose, either during the time she is employed by the Company or following termination of her employment hereunder, to any person other than a person to whom disclosure is necessary in connection with the performance of her duties or to any person specifically authorized by the Chief Executive Officer of the Company any material confidential information concerning the Company, its customers and its employees,




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                        including, but not limited to identities of customers
                        and prospective customers, identities of individual contacts at customers, information about Company colleagues, models and strategies, contract formats, business plans and related operation methodologies, financial information or measures, data bases, computer programs, treatment protocols, operating procedures and organization structures. Officer will return to the Company all property and confidential information in the Officer's possession and agrees not to copy or otherwise record in anyway such information.

                (b) Non-Competition. During the term of employment provided hereunder and continuing during the period while any amounts are being paid to Officer pursuant to the terms of the Agreement, and for a period of one (1) year thereafter, Officer will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Company or which Officer knew or had reason to know the Company was actively evaluating for possible entry, provided that ownership of five (5) percent or less of the voting stock of any public corporation shall not constitute a violation hereof.


                (c) Non-Solicitation. During the term of employment provided for hereunder and continuing during the period while any amounts are being paid to Officer pursuant to the terms of this Agreement, and for a period of one (1) year thereafter, Officer will not (a) directly or indirectly solicit business which could reasonably be expected to conflict with the Company's interest from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of the termination of employment or from which Officer knew or had reason to know that Company was going to solicit business at the time of termination of employment, or (b) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Company.

                (d) Consultation. Officer shall, at the Company's written request, during the period she is receiving any payment from the Company hereunder, cooperate with the Company in concluding any matters in which Officer was involved during the term of her employment and will make himself available for consultation with the Company on other matters otherwise of interest to the Company. The Company agrees that such requests shall be reasonable in number and will consider Officer's time required for other employment and/or employment search.


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                (e)     Enforcement. Officer and the Company acknowledge and
                        agree that any of the covenants contained in this
                        Section 11 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it.

                (f) Continuing Obligation. Notwithstanding any provision to the contrary or otherwise contained in this Agreement, the Agreement and covenants contained in this Section 11 shall not terminate upon Officer's termination of her employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

         12. Vacation. During each year of this Agreement, Officer shall be entitled to vacation in accordance with Company policy in effect from time to time.

         13. Benefits. In addition to the benefits specifically provided for herein, Officer shall be entitled to participate while employed by the Company in all benefit plans maintained by the Company for officers generally according to the terms of such plans.

         14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to her residence in the case of Officer, or to its principal office in the case of the Company and the date of mailing shall be deemed the date which such notice has been provided.

         15. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

         16. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Officer acknowledges that the services to be rendered by her are unique and personal, and Officer may not assign any of her rights or delegate any of her duties or obligations under this Agreement.

         17. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change modification, extension or discharge is sought. This Agreement shall be governed by the laws of the State of Tennessee.

         18. Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         19. Definitions. For purposes of this Agreement, the following definitions shall apply:



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                (a)     A "Change of Control" shall be deemed to mean:

                        (i) a transaction or series of transactions (occurring within 24 months of each other) in which all or any substantial (defined as more than fifty percent (50%) of the assets of American Healthways, Inc. have been acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by American Healthways, Inc. or

                        (ii) a transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of American Healthways, Inc. ("control" being defined as greater than fifty percent (50%) of the outstanding voting power of the outstanding securities of American Healthways, Inc.) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934).

                        (iii)   The sale by the Company of the Hospital Group.

                (b) A "Good Reason" shall exist if after the occurrence of a Change of Control:

                        (i) there is a significant change in the nature or scope of the Officer's authority and responsibilities;

                        (ii) there is a reduction in Officer's rate of Base Salary or (for reasons other than Company performance) overall compensation; or

                        (iii) the Company changes the principal location in which Officer is required to perform services outside a fifteen mile radius of the present location without Officer's consent.


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                  (c)     "For Any Reason" shall mean, after a Change of Control
                          at the sole discretion of Officer.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written.

                                      ------------------------------------------
                                      Mary D. Hunter


                                      AMERICAN HEALTHWAYS, INC.


                                By:
                                      ------------------------------------------
                                      Title: President & Chief Executive Officer